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                                                                      EXHIBIT 99

FOR IMMEDIATE RELEASE                        Contact: Tricia Drennan
                                             Vice President, Corporate
                                             Communications & Investor Relations
                                             (703) 873-2390 (phone)
                                             (703) 873-2300 (fax)
                                             tdrennan@lcc.com


             LCC INTERNATIONAL AMENDS TERRESTRIAL REPEATER CONTRACT

MCLEAN, VIRGINIA, January 16, 2001 -- LCC International, Inc., (NASDAQ: LCCI) a global leader in wireless voice and data turn-key technical consulting services, today announced revised contract terms in its agreement with XM Satellite Radio Inc. (NASDAQ: XMSR). The additions to the contract call for LCC to provide continuing engineering support, including initial and ongoing operating and maintenance services, for XM's terrestrial based digital satellite network and also calls for LCC to construct a smaller number of repeater sites due to a shift to a more tower-site based network. Included in the revised scope of LCC's engagement is ensuring that the state-of-the-art network is performing at its optimum by continuing to monitor the network and to provide engineering support activities for the repeater sites.

Construction activities for the network will now be performed by multiple parties, with LCC constructing approximately 25 percent of the sites. LCC will continue to perform all project management, pre-construction and post-construction activities associated with the network.

Commenting on the contract modifications, Jack Wormington, XM senior vice president of Operations & Engineering said, "LCC has done a fine job in designing our network. XM's recent success in Las Vegas at the Consumer Electronics Show 2001 where XM demonstrated its repeater network is an example of LCC's professionalism, dedication and quality design work. While the final network design incorporates fewer repeaters overall, it involves substantially more towers than our original rooftop-based plan. Other companies with specialized tower site expertise have been added to augment LCC's capabilities. Thus, it made sense to amend the contract to create a win-win situation. As the experts who have designed and planned our network, it was a natural expansion of our relationship to engage LCC for the continuing engineering, system optimization and initial operations and maintenance of our network."

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                                                                      EXHIBIT 99

LCC AMENDS CONTRACT -- 2/2/2

As a result of these changes LCC's revenue expectations for the fourth quarter ended December 31, 2000 have been impacted. The Company's revenue projections for its fourth quarter ended December 31, 2000 were estimated to be approximately $50 million with associated earnings of $0.11 per share. The Company expects that its fourth quarter revenues will be negatively impacted by approximately $5 million with only a minor impact to expected earnings.

C. Thomas Faulders III, LCC's chairman and chief executive officer said, "Although it is disappointing to have to reset our fourth quarter estimates, it was important that we supported XM to ensure that they meet their objectives of getting the system launched on schedule. This new amendment represents our commitment to several strategic areas of focus for 2001: a continued commitment to 100 percent customer satisfaction, an expansion of our growing operations and maintenance business, and a contract that preserves current market rates and profitability."

Commenting on expectation for 2001 and the positive momentum in other parts of LCC business, Mr. Faulders continued, "Our expectations for 2001 remain unchanged based upon the number of new business opportunities we are seeing in the marketplace. Our revenue and profitability outside of XM has steadily increased for the past five quarters and we expect this trend to continue throughout 2001. Although we will see less XM related revenue than expected in 2001, we believe that this will be more than compensated by strong growth in 2.5/3G demand in Europe, wireless broadband opportunities in the U.S. and 2/2.5G demand elsewhere in the world, resulting in a more balanced and diverse customer base."

ABOUT LCC

LCC International, Inc. is a global leader in voice and data design, deployment and management services to the wireless telecommunications industry. A pioneer in the industry since 1983, LCC has performed technical services for the largest wireless operators in North and South America, Europe, The Middle East, Africa and Asia. The Company has worked with all major access technologies and has participated in the success of some of the largest and most sophisticated wireless systems in the world. Through an integrated set of technical business consulting, training, design, deployment, operations and maintenance services, LCC is unique in its ability to provide comprehensive turnkey services to wireless operators around the world.



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                                                                      EXHIBIT 99

LCC AMENDS CONTRACT -- 3/3/3

Statements included in this news release which are not historical in nature, including statements relating to projections of revenues and earnings and the Company's future activities, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks and uncertainties that could cause the Company's future activities and results of operations to differ materially from those expressed or implied in these statements. These risks and uncertainties included the level of demand for the Company's services, the Company's ability to secure new business, and other factors discussed in LCC International, Inc.'s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

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